NLI REPORTS SECOND QUARTER 2026 RESULTS

DALLAS, TEXAS – August 5, 2026 – NLI Holdings, Inc. (NYSE: NL) reported net income attributable to NLI stockholders of $9.0 million, or $.18 per share, in the second quarter of 2026 compared to $.3 million, or $.01 per share, in the second quarter of 2025. NLI’s results include an unrealized gain of $.5 million in the second quarter of 2026 related to the change in value of marketable equity securities compared to an unrealized loss of $.1 million in the second quarter of 2025. For the first six months of 2026, NLI reported net income attributable to NLI stockholders of $13.3 million, or $.27 per share, compared to $1.0 million, or $.02 per share for the first six months of 2025. NLI results include an unrealized gain of $3.1 million in the first six months of 2026 related to the change in value of marketable equity securities compared to an unrealized loss of $8.6 million in the first six months of 2025.

CompX’s net sales were $43.6 million for the second quarter of 2026 compared to $40.3 million in the second quarter of 2025 and $84.2 million for the first six months of 2026 compared to $80.6 million for the same prior year period. The increase in sales for both periods is due to higher Security Products sales across a variety of markets including the healthcare, transportation, tool storage and distributor markets and higher Marine Components sales to the industrial market. CompX’s segment profit was $8.9 million for the second quarter of 2026 compared to $6.3 million for the second quarter of 2025 and $16.0 million for the first six months of 2026 compared to $12.2 million for the same prior year period. CompX’s segment profit increased in the second quarter and for the first six months of 2026 compared to the same periods in 2025 due to higher sales and gross margin predominantly at the Security Products segment and to a lesser extent the Marine Components segment.

NLI recognized equity in earnings of Kronos of $4.6 million in the second quarter of 2026 compared to equity in losses of $2.8 million in the second quarter of 2025. NLI recognized equity in earnings of $3.2 million in the first six months of 2026 compared to $2.7 million in the same period of 2025. Kronos’ net sales of $558.1 million in the second quarter of 2026 were $63.7 million, or 13%, higher than in the second quarter of 2025. Kronos’ net sales of $1.1 billion in the first six months of 2026 were $83.7 million, or 9% higher than the first six months of 2025. Kronos’ net sales increased in the second quarter and first six months of 2026 compared to the same periods of 2025 primarily due to market share gains across all markets and the favorable impact of changes in currency exchange rates (primarily the euro), which Kronos estimates increased its net sales by approximately $10 million and $41 million, respectively. These favorable impacts were partially offset by lower average TiO2 selling prices and the unfavorable impact of both lower average selling prices and sales volumes within Kronos’ complementary businesses. Kronos started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, its average TiO2 selling prices increased 4% during the first six months of 2026. During the second quarter of 2026, Kronos announced and implemented various price increases and surcharges in response to higher operating costs. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the second quarter of 2026 was $37.6 million as compared to $7.4 million in the second quarter of 2025. For the first six months of 2026, Kronos’ income from operations was $50.2 million as compared to $45.8 million in the first six months of 2025. Kronos’ income from operations increased in both the second quarter and first six months of 2026 compared to corresponding 2025 periods primarily due to higher sales volumes, lower production costs, including lower raw material costs (primarily feedstock) and lower unabsorbed fixed costs, and the benefits of the cost reduction initiatives implemented in the fourth quarter of 2025 designed to permanently improve its cost structure and operational efficiency. These favorable factors were partially offset by lower average TiO2 selling prices and the unfavorable impact of changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ income from operations by approximately $12 million in the second quarter of 2026 and approximately $18 million in the first six months of 2026 compared to the same prior year periods.

Corporate expenses decreased $.7 million in the second quarter of 2026 compared to the second quarter of 2025 primarily due to lower environmental remediation and related costs. Corporate expenses decreased $.4 million in the first six months of 2026 compared to the same period of 2025 primarily due to lower environmental remediation and related costs, partially offset by higher general and administrative costs. Interest and dividend income decreased in the second quarter and for the first six months of 2026 compared to the same periods of 2025 primarily due to lower average interest rates and decreased cash balances. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) or the implementation of tariffs on imported raw materials and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Our ability to retain key customers;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;

●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its production process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NLI Holdings, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NLI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026
Net sales	$40.3	$43.6	$80.6	$84.2
Cost of sales	27.4	28.1	55.5	55.4

Gross margin	12.9	15.5	25.1	28.8

Selling, general and administrative expense	6.6	6.6	12.9	12.8
Corporate expense	3.5	2.8	6.2	5.8

Income from operations	2.8	6.1	6.0	10.2

Equity in earnings (losses) of Kronos Worldwide, Inc.	(2.8)	4.6	2.7	3.2

Other income (expense):
Interest and dividend income	1.5	1.2	3.5	2.4
Marketable equity securities	(.1)	.5	(8.6)	3.1
Other components of net periodic pension and OPEB cost	(.3)	—	(.6)	—
Interest expense	(.1)	—	(.7)	—

Income before income taxes	1.0	12.4	2.3	18.9

Income tax expense	—	2.5	—	3.9

Net income	1.0	9.9	2.3	15.0

Noncontrolling interest in net income of subsidiary	.7	.9	1.3	1.7

Net income attributable to NLI stockholders	$.3	$9.0	$1.0	$13.3

Net income per share attributable to NLI stockholders	$.01	$.18	$.02	$.27

Weighted average shares used in the calculation of net income per share	48.9	48.9	48.9	48.9

NLI HOLDINGS, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(Unaudited)

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026
CompX segment profit	$6.3	$8.9	$12.2	$16.0
Corporate expense	(3.5)	(2.8)	(6.2)	(5.8)

Income from operations	$2.8	$6.1	$6.0	$10.2

IMPACT OF PERCENTAGE CHANGE IN KRONOS’ NET SALES

(Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2026 vs. 2025	2026 vs 2025

Percentage change in net sales:
TiO2 sales volume	16%	10%
TiO2 product pricing	(3)	(4)
TiO2 product mix/other	(2)	(1)
Changes in currency exchange rates	2	4

Total	13%	9%